Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

November 20, 2006

Multicell Technologies, Inc.

701 George Washington Highway

Lincoln, RI 02865

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of certain shares of your Common Stock, including an aggregate of 5,274,063 shares of Common Stock (the “Series B Conversion Shares”) that may be issued upon conversion of the Series B preferred stock (the “Series B Preferred Shares”), 10,500,000 shares of Common Stock (the “Warrant Shares”) that may be issued upon exercise of warrants (the “Warrants”) and the 140,186 shares issued pursuant to a Separation Agreement and Release (the “Separation Shares”). All of the Warrants and Series B Preferred Shares are issued and outstanding and the shares issuable upon exercise or conversion, as applicable, may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. The shares issued pursuant to the Separation Agreement and Release were issued in a private placement transaction and may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the issuance of the Warrants, the Series B Preferred Shares and the Separation Shares.

It is our opinion that the Series B Conversion Shares, the Warrant Shares and the Separation Shares, when issued in accordance with the terms of the Company’s Certificate of Incorporation and applicable agreements, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH AND ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH AND ROSATI